UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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DREAM FINDERS HOMES, INC.
(Name of Registrant as Specified in Its Charter)
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14701 Philips Highway, Suite 300
Jacksonville, Florida 32256

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

to be held on:
June 15, 2021
11:00 a.m., Eastern Time
Dear Stockholder:
You are cordially invited to attend our 2021 Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Time, on June 15, 2021 (the “Annual Meeting”), at our headquarters at 14701 Philips Highway, Jacksonville, Florida 32256 in Suite 300.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.	To elect the nominees named in the accompanying proxy statement to our Board of Directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To conduct a non-binding advisory vote to approve the frequency of future stockholder non-binding advisory votes on compensation paid to our named executive officers (“Say-on-Pay votes”); and
4.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
Only stockholders of record as of the close of business on April 19, 2021 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters during the 10-day period prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at investors@dreamfindershomes.com.
Each share of our Class A common stock entitles the holder thereof to cast one vote on each matter brought before the Annual Meeting and each share of our Class B common stock entitles the holder thereof to cast three votes on each matter brought before the Annual Meeting. Your vote as a stockholder of Dream Finders Homes, Inc. is very important. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by email at shareholder@broadridge.com, through its website at www.broadridge.com or by phone at 1-844-998-0339 (within the U.S. and Canada) or 1-303-562-9304 (outside the U.S. and Canada).
Due to the continuing public health impact of the novel coronavirus disease (“COVID-19”), we are planning for the possibility that the Annual Meeting may be held in a different location or by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission as additional proxy materials. It is important that you retain a copy of the control number found on the proxy card or Notice of Internet Availability of Proxy Materials, as such number will be required in order for stockholders to gain access to the Annual Meeting if it is held solely by means of remote communication.
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Our Board of Directors has approved Proposals 1 and 2 described in the accompanying proxy statement and recommends that you vote:
FOR the election of all nominees for director in Proposal 1;
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 in Proposal 2; and
FOR the approval of the frequency of future Say-on-Pay votes at an interval of every “ONE YEAR” in Proposal 3.
BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Riva Vice President, General Counsel and Corporate Secretary
Jacksonville, Florida
April 29, 2021

YOUR VOTE IS IMPORTANT
Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the accompanying proxy statement and your proxy card. It is important that your shares of our common stock be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone or by completing the proxy card. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. Please do not return the proxy card if you are voting through the Internet or by telephone.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 15, 2021:
The accompanying proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available for review online at www.proxyvote.com, which can also be accessed using the link at https://www.investors.dreamfindershomes.com.

DREAM FINDERS HOMES, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) of Dream Finders Homes, Inc. ( “Dream Finders,” the “Company” or “we”) for use at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 14701 Philips Highway, Jacksonville, Florida 32256, in Suite 300 on June 15, 2021, at 11:00 a.m., Eastern Time, and any adjournment thereof.
Due to the continuing public health impact of the novel coronavirus disease (COVID-19), we are planning for the possibility that the Annual Meeting may be held in a different location or by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission (the “SEC”) as additional proxy materials. It is important that you retain a copy of the control number found on the proxy card or Notice of Internet Availability of Proxy Materials, as such number will be required in order for stockholders to gain access to the Annual Meeting if it is held solely by means of remote communication.
On or about April 29, 2021, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2020 (our “2020 Annual Report”), and how to vote online, via the Internet. The Notice of Internet Availability will also contain instructions on how you can receive a paper copy of the proxy materials. Our 2020 Annual Report, Notice of Internet Availability and the proxy card are first being made available online on or about April 29, 2021.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the Annual Meeting?
At the Annual Meeting, our stockholders will act upon the proposals described in this Proxy Statement.
What proposals are scheduled to be voted on at the Annual Meeting?
Our stockholders will be asked to vote on the following proposals:
Proposal 1:
To elect Patrick O. Zalupski, Megha H. Parekh, W. Radford Lovett II, Justin W. Udelhofen and William H. Walton, III to the Board until our next annual meeting of stockholders, until such director’s successor is elected or appointed and qualified or until such director’s earlier death, resignation or removal;

Proposal 2:	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

Proposal 3:
To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes (each such vote, a “Say-on-Pay vote”) on the compensation paid to our named executive officers (“NEOs”); and

To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
We are not aware of any other business to be brought before the Annual Meeting. If any additional business is properly brought before the Annual Meeting, proxies will be voted on those matters in accordance with the judgment of the person or persons acting under the proxies.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•	FOR the election of each of the nominees for director named in Proposal 1;
•	FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 in Proposal 2; and
•	FOR the approval of the frequency of future Say-on-Pay votes at an interval of every “ONE YEAR.”
Voting of Proxies
When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares of our common stock on your behalf as you direct. In the absence of such direction, your shares will be voted:
•	FOR the election of each of the nominees for director named in Proposal 1;
•	FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 in Proposal 2; and
•	FOR the approval of the frequency of future Say-on-Pay votes at an interval of every “ONE YEAR” in Proposal 3.
Voting and Ownership of Shares
At the close of business on the record date, April 19, 2021, the Company had 32,295,328 shares of Class A common stock outstanding and entitled to vote and 60,226,153 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock is entitled to one vote, and each share of our Class B common stock is entitled to three votes, on each matter brought before the Annual Meeting. The following votes are required to approve each of the proposals at the Annual Meeting.
•
Election of Directors. Proposal 1 regarding the election of directors requires the approval of a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting that are voted on Proposal 1. This means that the five nominees receiving the highest number of affirmative FOR votes will be elected as directors.

•
Ratification of the Appointment of Independent Registered Public Accounting Firm. Proposal 2 regarding the ratification of the appointment of PwC as the Company’s independent registered public accounting firm requires the approval of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting.

•
Non-binding Advisory Vote on the Frequency of Say-on-Pay Votes. Generally, our Amended and Restated Bylaws (our “Bylaws”) provide that approval of any matter presented to our stockholders at a meeting of our stockholders be decided by the vote of the holders of our stock having a majority of the voting power entitled to vote on such question that are present in person, by remote communication or by proxy at such meeting. However, because Proposal 3 has three possible substantive responses, if none of the frequency alternatives receives a majority vote, the outcome of this non-binding advisory vote will be determined by a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting that are voted on Proposal 3. Stockholders may choose to have the Say-on-Pay every one year, two years or three years, or they may abstain from voting on Proposal 3. The frequency option that receives the most votes will be deemed the option chosen by our stockholders in connection with the non-binding advisory vote. Despite the fact that this vote is non-binding, the Board will take the results of the non-binding advisory vote under advisement when making future decisions regarding the frequency at which Say-on-Pay votes will be conducted.

Who can vote at the Annual Meeting?
Stockholders as of the close of business on the record date for the Annual Meeting (April 19, 2021) are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 32,295,328 shares of our Class A common stock and 60,226,153 shares of our Class B common stock.

Stockholder of Record: Shares Registered in Your Name
If, at the close of business on the record date for the Annual Meeting (April 19, 2021), your shares of our common stock were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares.
As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or, if you request paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If, at the close of business on the record date for the Annual Meeting (April 19, 2021), your shares of our common stock were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares of our common stock held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares of our common stock held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares of our common stock. However, the organization that holds your shares of our common stock is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that is the record stockholder of your shares of our common stock giving you the right to vote the shares of our common stock at the Annual Meeting.
How do I vote?
If you are a stockholder of record at the close of business on the record date for the Annual Meeting (April 19, 2021), you may:
•	vote in person—we will provide a ballot to any such stockholders who attend the Annual Meeting and wish to vote in person;
•	vote by mail—if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or
•
vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 14, 2021. Submitting your proxy, whether via the Internet, by telephone or by mail, if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting if you were a stockholder of record as of the close of business on the record date for the Annual Meeting (April 19, 2021), should you decide to attend the Annual Meeting and vote your shares of our common stock at the Annual Meeting. If you are not a stockholder of record as of the close of business on the record date for the Annual Meeting (April 19, 2021), you may still attend the Annual Meeting if you have already voted by proxy.
If you are not a stockholder of record as of the close of business on the record date for the Annual Meeting (April 19, 2021), please refer to the voting instructions provided by your nominee to direct it how to vote your shares of our common stock.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
How do I revoke my proxy?
A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Corporate Secretary of the Company, by delivering a later-dated proxy or by voting during the Annual Meeting.
What is the quorum requirement for the Annual Meeting?
A majority of the outstanding shares of our common stock as of the record date must be present in person, by remote communication or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum.

How are votes counted?
An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate stockholder votes submitted by proxy instructions submitted by beneficial owners over the Internet, by telephone or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. Also, as the inspector of elections for the Annual Meeting, Broadridge will tabulate votes cast at the 2021 Annual Meeting.
How are abstentions and broker non-votes treated?
Abstentions (shares of our common stock present at the Annual Meeting that voted “abstain”) are counted for purposes of determining whether a quorum is present at the Annual Meeting and have no effect on the election of directors (Proposal 1) or the frequency of Say-on-Pay votes (Proposal 3). Abstentions will be counted toward the tabulation of the shares of our common stock entitled to vote at the Annual Meeting and will have the same effect as a negative vote on the ratification of the appointment of auditors (Proposal 2).
Broker non-votes occur when shares of our common stock held by a broker, bank or other nominee for a beneficial owner are not voted either because (i) the broker, bank or other nominee did not receive voting instructions from the beneficial owner or (ii) the broker, bank or other nominee lacked discretionary authority to vote such shares. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other nominee, the broker, bank or other nominee that holds your shares of our common stock will not be authorized to vote on the election of directors (Proposal 1) or on the frequency of Say-on-Pay votes (Proposal 3). Ratification of the appointment of auditors (Proposal 2) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares of our common stock in your account for Proposal 2, such broker, bank or other nominee will be permitted to exercise its discretionary authority to vote on the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, bank or other nominee, regardless of whether you plan to attend the Annual Meeting.
What if I return a proxy card but do not make specific choices?
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares of our common stock should be voted on a particular proposal at the Annual Meeting, your shares of our common stock will be voted in accordance with the recommendations of the Board of Directors stated above.
If you do not vote and you hold your shares of our common stock in street name, and your broker, bank or other nominee does not have discretionary power to vote your shares of our common stock, your shares may constitute “broker non-votes” (as described above). Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to stockholders of record as of the record date for the Annual Meeting (April 29, 2021). Accordingly, on or about April 29, 2021, the Company will mail a Notice of Internet Availability to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability and www.proxyvote.com. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, then you will not receive paper copies of the proxy materials unless you request them. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to the Company associated with the physical printing and mailing of proxy materials.

How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to:
•	View the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at https://www.investors.dreamfindershomes.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is paying for this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

PROPOSAL 1-ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that the number of directors on the Board will be no less than three, as established from time to time by resolution of the Board. The Board currently has set the size of the Board at five members. Each person listed below has been nominated to be re-elected to hold office as a director for a one-year term ending at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) and until his or her successor is duly elected or appointed and qualified or, if earlier, such nominee’s earlier death, resignation or removal.
Each nominee listed below currently serves on the Board, has consented to being named as a nominee for election and has indicated an intention to continue to serve on the Board if re-elected. The Board does not anticipate that any nominee will be unable to serve as a director, but, in the event that any such nominee is unable to serve as a director or should otherwise become unavailable, the Board may either elect to reduce the size of the Board or propose an alternate nominee, in which case the proxies will be voted for the alternate nominee unless directed to withhold from voting.
There are no familial relationships among our directors and executive officers.
Director Nominees
The Board of Directors believes that it is necessary for its members to possess qualities, attributes and skills that contribute to a diverse range of views and perspectives among the directors and enhance the overall effectiveness of the Board. As prescribed in its committee charter and described further under “Corporate Governance and Director Independence—Selection and Evaluation of Director Candidates,” our Nominating and Governance Committee (the “Nominating and Governance Committee”) considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to the Board of Directors. The Board is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our stockholders.
Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of the Board. In addition to the foregoing biographical information with respect to each of our directors, the following table evidences additional experience and qualifications of our individual directors.
Directors’ Experience and Skills

*	Non-independent director

Directors’ Biographies
Patrick O. Zalupski	President, Chief Executive Officer, Director
Mr. Zalupski, age 40, is our President and Chief Executive Officer and has served as Chairman of the Board of Directors since January 2021. He has served as the Chief Executive Officer of our primary operating subsidiary, Dream Finders Homes LLC, a Florida limited liability company (“DF Homes LLC”), since forming the company in December 2008, and as the Chief Executive Officer of our subsidiary, Dream Finders Holdings LLC, a Florida limited liability company (“DFH LLC”), since its formation in 2014, and as a member of the board of managers of DFH LLC from December 2014 to January 2021. He is responsible for our overall operations and management and is heavily involved in the origination, underwriting and structuring of all investment activities. Under Mr. Zalupski’s leadership, we have grown from closing 27 homes in Jacksonville, Florida during our inaugural year in 2009 to establishing operations in markets across the State of Texas and the Southeast, Mid-Atlantic and Mountain Regions of the United States and closing over 10,400 homes since our inception through the end of 2020. Prior to founding DF Homes LLC, Mr. Zalupski was a Financial Auditor for FedEx Corporation’s Internal Audit Department in Memphis, Tennessee and worked in the real estate sales and construction industry as Managing Partner of Bay Street Condominiums, LLC from 2006 to 2008. He has served on the investment committee of DF Capital Management, LLC, a Florida limited liability company (“DF Capital”), an investment manager focused on investments in land banks and land development joint ventures to deliver finished lots to us and other homebuilders for the construction of new homes, since April 2018 and on the board of directors for our mortgage banking joint venture, Jet HomeLoans, LLC, a Florida limited liability company, since December 2017. Mr. Zalupski holds an inactive Florida Real Estate License.
Mr. Zalupski brings extensive leadership, along with industry and operational experience to the Board of Directors. Through his experience, his knowledge of our operations and our markets and his professional relationships within the homebuilding industry, Mr. Zalupski is highly qualified to identify important matters for review and deliberation by the Board of Directors and is instrumental in determining our corporate strategy. In addition, by serving as both the Chairman of the Board and our Chief Executive Officer, Mr. Zalupski serves as an invaluable bridge between our management and the Board of Directors and ensures that both parties act with a common purpose.
Mr. Zalupski’s financial acumen, extensive industry experience and demonstrated leadership capabilities throughout our growth as a company make him highly qualified to continue to serve as our Chairman of the Board.
W. Radford Lovett II	Director
Mr. Lovett, age 61, has served as a member of the Board of Directors since January 2021. He has also served on the board of managers of DFH LLC from December 2014 to January 2021. Mr. Lovett was the founder, Chairman and Chief Executive Officer of two highly successful growth companies: TowerCom, Ltd, an owner and developer of broadcast communication towers that he founded in 1994, and TowerCom Development, LP, a developer of wireless communications infrastructure that he founded in 1997. TowerCom, Ltd and TowerCom Development, LP have each generated over 90% compounded annual rates of return for their investors. In 2007 he founded TowerCom, LLC and has since served as its Chairman and Chief Executive Officer. Mr. Lovett also co-founded Lovett Miller & Co. in 1997, a venture capital firm that focuses in technology-enhanced services and healthcare companies. Prior to co-founding Lovett Miller & Co., he served as the President of Southcoast Capital Corporation, a family holding company that invests in private equities, public equities and real estate. Prior to serving as President of Southcoast Capital Corporation, Mr. Lovett worked for the Lincoln Property Company and in the Corporate Finance Department of Merrill Lynch. Mr. Lovett has made venture capital investments in the following companies: RxStrategies, Inc., EverBank Financial Corporation, Healthcare Solutions, Inc. (formerly Cypress Care, Inc.), Care Anywhere, Inc., K&G Men’s Centers, Inc., Sigma International Medical Apparatus, Go Software, Inc., Main Bank Corporation, PowerTel, Inc. and Southcoast Boca Associates. He currently serves on the board of directors of the following companies: DocuFree Corporation and TowerCom, LLC. Mr. Lovett also currently serves on the board of directors for Florida Prepaid College Board. Mr. Lovett previously served on the board of trustees and was co-chairman of the Capital Campaign for the University of North Florida. Mr. Lovett also previously served on the board of directors of EverBank Financial Corporation (formerly a publicly traded company) and was the chairman of the Youth Crisis Center and the Jacksonville Jaguars Honor Rows Program.

Mr. Lovett’s extensive experience serving on boards of directors and 20 years of executive leadership experience and management experience make him qualified to serve on the Board of Directors. Mr. Lovett is the chair of our Compensation Committee and a member of our Nominating and Governance Committee.
Megha H. Parekh	Director
Ms. Parekh, age 35, has served as a member of the Board of Directors since January 2021. In 2013, Ms. Parekh joined the Jacksonville Jaguars, a professional football franchise based in Jacksonville, Florida, as vice president and general counsel and, in 2016, was promoted to her current position as senior vice president and chief legal officer. Ms. Parekh manages the legal, technology, security, capital improvements and people development teams at the Jacksonville Jaguars. Since joining the Jacksonville Jaguars, Ms. Parekh has also worked on a number of other acquisitions and business ventures for Shad Khan, the Jacksonville Jaguars’ owner, including serving as Chief Legal Officer for Iguana Investments Florida, LLC and Chief Legal Officer for All Elite Wrestling, LLC. Prior to joining the Jacksonville Jaguars, Ms. Parekh worked in the New York office of the international law firm Proskauer Rose LLP, where she practiced corporate law and worked on public and private acquisitions and financings and securities offerings. Ms. Parekh currently serves on the board of directors of the Jacksonville Jaguars Foundation, Inc. and the Florida Sports Foundation, Inc. and on the board of managers of the Black News Channel, an American broadcast television news channel based in Tallahassee, Florida targeting the African American demographic.
Ms. Parekh’s 11 years of experience in acquisitions and business ventures and her legal expertise make her qualified to serve on the Board of Directors. Ms. Parekh is the chair of our Nominating and Governance Committee and a member of our Audit Committee and our Compensation Committee.
Justin W. Udelhofen	Director
Mr. Udelhofen, age 41, has served as a member of the Board of Directors since January 2021. He also served on the board of managers of DFH LLC from December 2014 to January 2021. Mr. Udelhofen has been a private investor since July 2020. He previously founded Durant Partners LLC in October 2016, an investment fund that focuses on small-to-mid-capitalization equities, and served as Principal until June 2020. Prior to founding Durant Partners LLC, Mr. Udelhofen worked from 2006 to April 2016 at Water Street Capital, a multi-billion-dollar private investment firm in Jacksonville, Florida. Prior to joining Water Street Capital, Mr. Udelhofen researched businesses at growth-oriented mutual fund, Fred Alger Management. Prior to his services at Fred Alger Management, Mr. Udelhofen worked at Needham & Company, where he provided strategic insights to publicly traded companies, several initial public offerings and secondary offerings. He previously served on the board of managers of Durant Partners LLC.
Mr. Udelhofen’s extensive leadership experience, his investment expertise, his background of providing strategic insights to publicly traded companies and his involvement with initial public offerings and secondary offerings make him qualified to serve on the Board of Directors. Mr. Udelhofen is the chair of our Audit Committee and a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Udelhofen qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
William H. Walton, III	Director
Mr. Walton, age 68, has served as a member of the Board of Directors since January 2021. In 2003, he co-founded, and has since served as a managing member of Rockpoint Group, L.L.C. (“Rockpoint”), a global real estate private equity firm that sponsors real estate investment funds capitalized by domestic and foreign institutional investors. Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities. The Rockpoint founding managing members have invested more than $60 billion of real estate since 1994. In 1994, Mr. Walton also co-founded Westbrook Real Estate Partners, L.L.C. (“Westbrook”), a similar real estate investment management firm. Prior to co-founding Rockpoint and Westbrook, Mr. Walton served as a managing director in the real estate group of Morgan Stanley & Company, Inc., which he joined in 1979. Mr. Walton is involved with several real estate industry organizations and serves on the board of directors of Boston Properties, Inc. (NYSE: BXP), Crow Holdings and FRP Holdings, Inc. (NASDAQ: FRPH). He also serves or has served as a member of or trustee on the board of directors for several non-profit organizations, with a particular interest in educational and policy entities.

Mr. Walton’s 40 years of investment and real estate industry experience make him qualified to serve on the Board of Directors. Mr. Walton is a member of our Compensation Committee and of our Nominating and Governance Committee.
Required Vote
The proposal regarding the election of directors requires the approval of a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting that are voted on this proposal. This means that the five nominees receiving the highest number of affirmative FOR votes will be elected as directors of the Company.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2-RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PwC was the Company’s independent registered public accounting firm for the year ended December 31, 2020. Audit services of PwC for the year ended December 31, 2020 included an audit of our consolidated financial statements, the combined financial statements of our predecessor, DFH LLC, included in the prospectus relating to our initial public offering (“IPO”), which was declared effective by the SEC on January 20, 2021. At the Annual Meeting, our stockholders will be asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, or until such firm’s earlier resignation or removal. While stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. Even if the appointment of PwC is ratified, our Audit Committee retains the discretion to select and appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
We have been advised that a representative of PwC will be present at the Annual Meeting to answer appropriate questions and to have an opportunity to make a statement, if desired.
Fees Paid to PwC
The following table shows the fees paid or accrued by the Company for the audit and other services provided by PwC for the years ended December 31, 2020 and 2019.
	2020	2019
Audit Fees(1)	$1,970,093	$775,000
Audit-Related Fees – aggregate fees for audit-related services	—	—
Tax Fees(2)	199,050	212,030
All Other Fees – aggregate fees for all other services	—	—
Total	$2,169,143	$987,030
(1)
Audit Fees include the annual audit, services related to the review of quarterly financial information and the issuance of consents and comfort letters to underwriters in connection with our IPO and filings with the SEC.

(2)	Tax Fees generally consist of fees for tax compliance and return preparation, and tax planning and advice.
Change in Independent Auditors
As disclosed in the Company’s Registration Statement on Form S-1 filed with the SEC on December 22, 2020, as subsequently amended, we dismissed RSM US LLP (“RSM”) on July 25, 2019 as our independent auditor. We engaged PwC on July 25, 2019 as our independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2019 and to re-audit our consolidated financial statements for the year ended December 31, 2018, which had previously been audited by RSM. We were not an SEC filer at the time of RSM’s replacement by PwC. The audited financial statements included in the 2020 Annual Report for the years ended December 31, 2019 and 2020 were audited by PwC.
During the year ended December 31, 2018, and through July 25, 2019, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused it to make reference thereto in its report on our financial statements for the year ended December 31, 2018. The report of RSM on our financial statements for the year ended December 31, 2018 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.
During the year ended December 31, 2018, and through July 25, 2019, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except that RSM identified a material weakness regarding our controls over the review of accounting for certain non-routine transactions.
Fees Paid to RSM
No fees were paid or accrued by the Company for audit or audit-related services provided by RSM for the years ended December 31, 2020 and 2019. The Company paid RSM for tax services provided during the years ended December 31, 2020 and 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
It is our Audit Committee’s policy to pre-approve all audit, audit-related and permissible non-audit services rendered to us by our independent registered public accounting firm. The fees set forth in the tables above were incurred prior to the formation of our Audit Committee for services rendered by RSM and PwC and, therefore, were not pre-approved by our Audit Committee.
The report of PwC relating to our consolidated financial statements for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during the years ended December 31, 2020 and 2019, there were no (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements of the Company or (ii) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.
Report of the Audit Committee
Our Audit Committee meets the definition of an audit committee as set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and operates under a written charter adopted by the Board. Each member of our Audit Committee is independent and financially literate in the judgment of the Board and as required by the Sarbanes-Oxley Act of 2002, as amended, and applicable SEC and Nasdaq Global Select Market (“NASDAQ”) rules. The Board has also determined that Mr. Udelhofen qualifies as an “audit committee financial expert,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Our Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. PwC, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing reports thereon.
Our Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2020. Further, our Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including the Company’s audited consolidated financial statements for the year ended December 31, 2020, the Company’s independent registered public accounting firm’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, related party transactions and other unusual transactions, other information in documents containing audited financial statements and other matters.
Finally, our Audit Committee has received and reviewed the written disclosures and the letter from PwC in accordance with the applicable requirements of the PCAOB regarding PwC’s communications with our Audit Committee concerning independence and has discussed the topic of independence with PwC.
Based on its review and discussion described above, our Audit Committee has recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2020 be included in the 2020 Annual Report for filing with the SEC.
Justin W. Udelhofen (Chair)
Megha H. Parekh
The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Required Vote
Ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of the shares of our common stock entitled to vote at the Annual Meeting on the ratification of the appointment of PwC and will have the same effect as a negative vote.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THIS PROPOSAL.

PROPOSAL 3-NON-BINDING, ADVISORY VOTE ON
THE FREQUENCY OF THE SAY-ON-PAY VOTE
We are asking our stockholders to cast a non-binding advisory vote on how often we should include a Say-on-Pay vote at future annual meetings of stockholders. Stockholders may vote to request the Say-on-Pay vote every year, every two years or every three years, or may abstain from voting. We intend to hold our first Say-on-Pay vote at our 2023 Annual Meeting of Stockholders.
The Board believes that the Say-on-Pay vote should be conducted every year so that our stockholders may provide us with more frequent feedback on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. This determination was based upon the premise that compensation for NEOs is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the measures that are used in determining performance-based award achievements are annual measures, although we look to both short-term and long-term business outcomes. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation, along with other relevant factors.
Unlike the other proposals included on the proxy card, you have four choices as to how to vote on this proposal. You may cast your vote on your preferred voting frequency by choosing the frequency option of one year, two years or three years, or choosing to abstain from voting, when you vote in response to this proposal.
Required Vote
Generally, the affirmative vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting would be required for approval of a matter to be voted on at a meeting of our stockholders. However, because Proposal 3 has three possible substantive responses, if none of the frequency alternatives receives a majority vote, the outcome of this non-binding advisory vote will be determined by a plurality of the shares of our common stock entitled to vote at the Annual Meeting which are present in person, by remote communication or by proxy at the Annual Meeting that are voted on this proposal. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. If you own shares of our common stock through a broker, bank or other nominee, you must instruct your broker, bank or other nominee how to vote in order for such broker, bank or other nominee to vote your shares so that your vote can be counted on this proposal. Because this vote is advisory only, it will not be binding on the Board. The Board will review the voting results and will consider the option that receives the most votes in determining the frequency of future Say-on-Pay votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may, in the future, decide to conduct Say-on-Pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders or material changes to compensation programs.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
FOR AN INTERVAL OF EVERY “ONE YEAR” FOR THIS PROPOSAL.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Corporate Governance Guidelines
The Board has adopted the Dream Finders Homes, Inc.’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which describe the Board’s view on a number of governance topics. The Corporate Governance Guidelines, along with the charters of the Board committees and the Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”), provide the framework for the corporate governance of the Company. The significant corporate governance initiatives adopted by the Board are discussed below. Our Corporate Governance Guidelines can be found under the “Investor Relations—Governance” link on our website at www.dreamfindershomes.com.
Composition of the Board
Our Certificate of Incorporation provides that the number of directors on the Board will be no less than three, as established from time to time by resolution of the Board. The Board currently has set the size of the Board at five members. Each director is elected to serve a one-year term and will hold office until his or her successor is duly elected or appointed and qualified or, if earlier, such nominee’s death, resignation or removal. In the event of a vacancy on the Board, such vacancy will be filled solely by the affirmative vote of a majority of our remaining directors then in office, and not by our stockholders. Each of our directors is elected annually.
Our Nominating and Governance Committee is responsible for conducting an annual review of the composition of the Board, including a review of the size and structure of the Board or any committee thereof, performing an annual performance evaluation of the effectiveness of the Board and its committees and identifying any opportunities for improvement with respect to the Board’s performance. The findings of such annual review and evaluation are presented to and discussed with the full Board.
Selection and Evaluation of Director Candidates
Our Nominating and Governance Committee is responsible for identifying and recommending individuals who are qualified to become members of the Board and for filling vacancies that may arise on the Board. To facilitate the search process, our Nominating and Governance Committee may obtain the advice of, or retain the services of, outside legal counsel and such other advisors, including director search firms, as it deems necessary to help identify qualified candidates. Our Nominating and Governance Committee may also consider director candidates recommended by our stockholders. Our Nominating and Governance Committee seeks to identify a diverse slate of potential candidates, consisting of diverse skills, expertise, backgrounds and experiences, among other factors. Our Nominating and Governance Committee is also responsible for developing and recommending to the Board the standards to be applied when evaluating potential candidates’ independence from the Company and potential conflicts of interest, which is used by the Board when determining whether a candidate is suitable for election as director.
Our Nominating and Governance Committee annually reviews and evaluates with the Board the appropriate skills and experience required for the Board, as a whole, and its individual members. In such evaluation and resulting recommendation of director candidates, our Nominating and Governance Committee will consider such factors and criteria as it deems appropriate, including such director candidate’s judgment, skill, integrity, diversity and business or other experience.
We believe that diverse skills, expertise, backgrounds and experiences are important components of director qualifications and characteristics. These qualifications and characteristics are discussed further below.
Key Director Qualifications and Experiences
•	Experience in corporate management, such as serving as an officer, former officer or other leadership role for a publicly held company or large private company;
•	Experience as a board member of another publicly held company or large private company;
•	Real estate industry professional and academic expertise, including homebuilding, land development, sales, marketing and operations;
•	Experience in accounting, finance, capital markets transactions and/or technology;

•	Legal, regulatory and/or risk management expertise; and
•	Information technology and cybersecurity expertise.
Key Director Characteristics
•	High personal and professional ethical standards, integrity and values;
•	Strong leadership skills and solid business judgment;
•	Commitment to representing the long-term interests of our stockholders;
•	The time required for preparation, participation and attendance at Board meetings and committee meetings, as applicable; and
•	Lack of potential conflict of interest with other personal and professional pursuits.
We consider director candidates recommended by our stockholders in the same manner as those recommendations made by directors, executive officers, outside advisors or search firms. Pursuant to Article II, Section 2(b) of our Bylaws, any stockholder desiring to recommend a director candidate to our Nominating and Governance Committee for consideration should deliver written notice and the other required information to the Corporate Secretary of the Company. Any such notice should be delivered by the date required by such section of our Bylaws in order to permit our Nominating and Governance Committee to complete its review in a timely fashion.
Director Tenure and Retirement Policy
We have not established term limits for directors serving on the Board because we place a high value on having directors who are knowledgeable about the Company and its operations. Additionally, we have not established a mandatory retirement age for directors serving on the Board. In connection with the director nomination recommendations, however, our Nominating and Governance Committee and the Board will review each director candidate’s position on the Board upon reaching the age of 75 and each year thereafter.
The Board has also enacted a policy whereunder each director (including a management director) of the Company must promptly offer to tender his or her resignation to the Board in the event of (i) a significant change in such director’s affiliation or position of principal employment or (ii) a disabling health condition if, in each case, such change adversely affects his or her ability to perform the essential functions and responsibilities as a director. Our Nominating and Governance Committee is responsible for reviewing how such change will impact the director’s qualification to continue to serve on the Board and making a recommendation to the Board on whether to accept or reject such resignation.
Election of Directors
In accordance with our Bylaws, the election of directors requires the approval of a plurality of the shares of our common stock entitled to vote at the Annual Meeting that are present in person, by remote communication or by proxy at the Annual Meeting that are voted on the election of directors. This means that the five nominees receiving the highest number of affirmative FOR votes at the Annual Meeting will be elected as directors. The Board believes that the plurality voting standard continues to be in the best interests of the Company and our stockholders; however, the Board will periodically re-evaluate the merits of a change to such voting standard.
Director Independence
In accordance with the NASDAQ listing requirements, the Board is composed of a majority of independent directors. The Board has determined that, with the exception of Messrs. Lovett and Zalupski, all members of the Board are independent. In making such determination, the Board affirmed that each of the independent directors meets the objective requirements for independence set forth by the NASDAQ listing requirements. The independent directors are Messrs. Udelhofen and Walton and Ms. Parekh. Mr. Zalupski is not independent because he serves as our President and Chief Executive Officer. Mr. Lovett is not independent because he is the managing partner of five joint ventures that the Company formed with DFH Investors, LLC (“DFH Investors”).
The independence standards included in the NASDAQ listing requirements specify the criteria by which the independence of our directors is determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent registered public accounting firm.

In evaluating and determining the independence of our directors, the Board considered that the Company may have certain relationships with its directors. Specifically, the Board considered that (i) Mr. Lovett holds an interest in the general partners of two of our joint venture partners, DF Residential I, LP and DF Residential II, LP, (ii) Mr. Lovett controlled DFH Investors, a joint venture partner with, and investors in, our predecessor, DFH LLC, (iii) Mr. Walton was an investor in five of the joint ventures between DFH Investors and our predecessor, DFH LLC, (iv) Mr. Walton held investments in our predecessor, DFH LLC, and (v) Ms. Parekh’s current position as senior vice president and chief legal officer of the Jacksonville Jaguars and our marketing relationship therewith.
CODE OF BUSINESS CONDUCT AND ETHICS
All of our employees, officers and directors, including those responsible for financial reporting, operate under a written Code of Business Conduct and Ethics. All employees are required, upon their initial employment with the Company and annually thereafter, to affirm in writing their receipt and review of the Code of Business Conduct and Ethics and their compliance with its provisions. Additionally, the Corporate Governance Guidelines prohibit directors and executive officers from entering into any form of hedging or other monetization transaction involving shares of our common stock.
The Code of Business Conduct and Ethics was adopted in January 2021 and can be accessed under the “Investor Relations—Governance” link on our website at www.dreamfindershomes.com. We intend to satisfy any disclosure requirements pursuant to Item 5.05 of Form 8-K and the NASDAQ rules regarding any amendment to, or waiver from, certain provisions of the Code of Business Conduct and Ethics by posting such information on our website.
Stockholder Engagement
Our executive management team expects to actively engage in communications throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders one-on-one and in small groups and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. Observations, questions or comments from our stockholders are generally shared with the Board so that the Board can then consider these matters as part of its oversight responsibilities.
Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC rules, our Audit Committee oversees the Company’s established procedures for the confidential, anonymous submission of complaints to the Company regarding (i) questionable accounting or auditing matters and internal controls and (ii) compliance with the Code of Business Conduct and Ethics. Our Audit Committee, in consultation with management and the Board, investigates such complaints and, if necessary, enforces the provisions of the Code of Business Conduct and Ethics. Anonymous complaints may be submitted by calling EthicsPoint at 844-964-1669 or by visiting http://dreamfindershomes.ethicspoint.com.
BOARD LEADERSHIP STRUCTURE AND BOARD’S ROLE IN RISK OVERSIGHT
Board Leadership Structure
The Board exercises discretion in combining or separating the roles of Chief Executive Officer and Chairman of the Board as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. The two roles are currently combined, with Mr. Zalupski serving as our Chief Executive Officer and Chairman of the Board. Mr. Zalupski’s financial acumen, extensive industry experience and demonstrated leadership capabilities throughout our growth as a company make him highly qualified to continue to serve as our Chief Executive Officer and the Chairman of the Board.
Role in Risk Oversight
The Board is responsible for high-level oversight of our risk management process, but our executive management team is responsible for providing day-to-day risk management. The Board oversees management’s implementation of risk mitigation strategies to ensure that such strategies focus on both general risk management and management of the Company’s most significant risks. The Board also contributes to the mitigation of risk via its general oversight responsibilities and the requirement for the Board’s approval of corporate matters and significant transactions. Additionally, each committee of the Board is particularly responsible, as indicated in its respective charter, for risk management in its area of responsibility and such other areas of responsibility as may be delegated to it by the Board from time to time.
The risk management process established and overseen by the Company’s executive management team includes centralized corporate review of the market, real estate, financial, cybersecurity and other risks associated with transactions and approval of funds disbursed.
Homebuilding Operations
Land and Lots. Our Land Acquisition Committee, consisting of Patrick O. Zalupski, our Chief Executive Officer and Chairman of the Board; J. Douglas Moran, our Chief Operations Officer; Rick A. Moyer, our Chief Financial Officer; Batey McGraw, our National Head of Land; Michelle Murrhee, our Director of Finance; Robert E. Riva, our General Counsel and Corporate Secretary; John Blanton, our Chief Accounting Officer; and Anabel Fernandez, our Treasurer, is responsible for the review, approval and eventual allocation of capital for the acquisition and development of land and lots to support our homebuilding operations. All new market expansion opportunities, however, are first discussed with the Board, which we believe adequately manages our risks related to our land and lot acquisitions.
Homebuilding. Our philosophy is to build homes efficiently, leveraging our industry-leading systems and processes and offering a set number of floor plans in each community with standardized features. Our experienced local management team serves as the general contractor for the homes we build, with centralized corporate oversight for purchasing, budget variances, scheduling and overall community performance. On a quarterly basis, the Board is informed of the quarterly home closings by division. At each quarterly meeting, management reviews with Board members the operating results and home closings by division and market, as well as new potential markets and significant operational issues. We believe this analysis provides the Board with the appropriate information to provide sufficient oversight of our operating risks.
Financing and Liquidity
The Board oversees risk related to financing and liquidity by routinely monitoring the Company’s financing and liquidity to ensure that the Company has the necessary financial resources to fund its homebuilding operations, land and lot acquisition strategy, projected growth and any other financing and operating expenses that may arise. Management provides Board members at each quarterly meeting an overview of the Company’s financial and liquidity position, including projected short- and long-term liquidity needs, availability under the Company’s revolving credit facility and other capital sources. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.
Financial Reporting, Internal Control and Regulatory Compliance
Audit Committee Risk Oversight. Our Audit Committee reviews and oversees risk related to financial reporting, internal control over financial reporting and related regulatory compliance matters. Our Audit Committee meets with our independent registered public accounting firm on a quarterly basis to discuss its review of our interim financial information and, after our fiscal year-end, to discuss its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Our Audit Committee also periodically meets in executive session (without the presence of management) with our independent registered public accounting firm to discuss any matters related to the audit of our annual consolidated financial statements and our internal control over financial reporting.
Compensation Risk Oversight. Our Compensation Committee reviews and oversees risk related to compensation of the Company’s employees, including NEOs and other key officers. We believe that our short- and long-term compensation structure properly incentivizes desired performance and discourages undesirable risk-taking.
Succession Planning
The Board is responsible for creating a succession plan for the Chief Executive Officer and other NEOs in the event of an emergency, retirement or otherwise. Our Nominating and Governance Committee has been delegated the responsibility of identifying, developing and evaluating potential executive position successors and periodically reports to the Board on such succession planning activities.

BOARD AND COMMITTEE MEETINGS
Board Meetings
The Board and its committees meet throughout the year and also hold special meetings and act by written consent from time to time. The Board of Directors was formed in September 2020, with Mr. Zalupski as the sole member, and Messrs. Walton, Lovett and Udelhofen and Ms. Parekh were added to the Board in January 2021. Prior to our IPO, the board of managers of our predecessor, DFH LLC, met once in 2020, including telephonic meetings, and acted 12 times by unanimous written consent. In 2020, all managers of DFH LLC during 2020 attended 100% of the meetings of the board of managers of our predecessor, DFH LLC. The Corporate Governance Guidelines state that Board members are invited and generally expected to attend our annual meeting of stockholders.
Agendas and topics for Board and committee meetings are developed through discussions among management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance, risk and compliance matters applicable to us.
Controlled Company Status
Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, holds more than a majority of the voting power of our common stock eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance standards, including the requirements that (1) a majority of such company’s board of directors consist of independent directors, (2) such company’s board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) such company’s board of directors have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) such company conduct an annual performance evaluation of the nominating and governance and compensation committees. We have elected to utilize certain of these exemptions. As a result, no committees of the Board, other than our Audit Committee, is composed entirely of independent directors. In the event that we cease to be a “controlled company” and shares of our common stock continue to be listed on NASDAQ, we will be required to comply with these provisions within the applicable transition periods.
Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may also establish special committees as necessary to address specific issues. Each of these committees reports to the Board as it deems appropriate and as the Board may request. The Board has adopted written charters for each of the committees, which are posted under the “Investor Relations—Governance—Documents & Charters” link on the Company’s website at www.dreamfindershomes.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Proxy Statement.
The Board does not currently have a lead director. However, because of its capable and experienced independent directors and its strong committee system (as described more fully below), we believe this leadership structure is appropriate for the Company and allows the Board to maintain effective oversight and management and, therefore, a lead director is not necessary at this time.

The table below sets forth the membership of the Board, its standing committees and the number of meetings held during 2020.
Director Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Patrick O. Zalupski**	Chair
William H. Walton, III	X		X	X
W. Radford Lovett II**	X		Chair	X
Justin W. Udelhofen*	X	Chair		X
Megha H. Parekh	X	X	X	Chair
Number of 2020 meetings(1)	—	—	—	—
*	Financial Expert
**	Non-independent Director
(1)	The Company completed its IPO and added Messrs. Walton, Lovett and Udelhofen and Ms. Parekh to the Board in January 2021. Accordingly, no Board or committee meetings were held during 2020.
Audit Committee
Our Audit Committee consists of Mr. Udelhofen, who serves as chair of the committee, and Ms. Parekh. The Board has determined that the members of our Audit Committee are independent for purposes of serving on such committee under the NASDAQ listing standards and applicable federal law, including Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that each current member of our Audit Committee is financially literate under the NASDAQ listing standards and that Mr. Udelhofen qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Our Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board and is posted under the “Investor Relations—Governance—Documents & Charters” link on the Company’s website at www.dreamfindershomes.com. The duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee is responsible for, among other matters:
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC and earnings press releases;

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•
delineating relationships between our independent registered public accounting firm and us and requesting information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and our compliance with legal and regulatory requirements;
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;
•	reviewing and discussing with management cybersecurity, risk assessment and risk management and monitoring controls related to such exposures; and
•	reviewing and approving related-person transactions.
Compensation Committee
Our Compensation Committee consists of Mr. Lovett, who serves as chair of the committee, and Ms. Parekh and Mr. Walton. Pursuant to our controlled company status, we have elected to utilize our exemption to the requirement that each of the members of our Compensation Committee be an independent director under the NASDAQ listing standards, qualify as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee Charter has been posted under the “Investor Relations—Governance—Documents & Charters” link on the Company’s website at www.dreamfindershomes.com. The Compensation Committee Charter provides that our Compensation Committee is responsible for, among other matters:
•	establishing the Company’s compensation programs and the compensation of the Company’s executive officers;
•	monitoring incentive and equity-based compensation plans;
•	reviewing and approving director compensation; and
•	monitoring director and executive officer compliance with the stock ownership guidelines.
Nominating and Governance Committee
Our Nominating and Governance Committee consists of Ms. Parekh, who serves as chair of the committee, and Messrs. Walton, Lovett and Udelhofen. Pursuant to our controlled company status, we have elected to utilize our exemption to the requirement that each of the members of our Nominating and Governance Committee be an independent director under the NASDAQ listing standards.
The Nominating and Governance Committee Charter has been posted under the “Investor Relations—Governance—Documents & Charters” link on the Company’s website at www.dreamfindershomes.com. The Nominating and Governance Committee’s primary purpose, as described in its charter, is to provide assistance to the Board in fulfilling its responsibility to our stockholders by:
•	overseeing the evaluation of the Board and its committees;
•	identifying and recommending to the Board individuals qualified, consistent with criteria approved by the Board, for directorships to be filled by the Board or by our stockholders;
•	overseeing the size, composition and structure of the Board in order to discharge the Board’s duties and responsibilities properly and efficiently;
•	developing and recommending to the Board a set of corporate governance guidelines and principles; and
•	reviewing the disclosure regarding corporate governance and the operation of the committee included in our proxy statements and other filings required by the SEC, as applicable.
NON-EMPLOYEE DIRECTOR COMPENSATION
Prior to our IPO, Messrs. Lovett and Udelhofen served on the board of managers of our predecessor, DFH LLC, and did not receive compensation for such service.
On January 29, 2021, (i) each of Messrs. Lovett and Walton and Ms. Parekh was granted a restricted stock award covering 3,846 shares of our Class A common stock, with a grant date fair value of approximately $89,035, in consideration for their appointment and future service on the Board; and (ii) Mr. Udelhofen was granted a restricted stock award covering 11,538 shares of our Class A common stock, with a grant date fair value of approximately $267,105, in consideration for his past service as a manager of our predecessor, DFH LLC, and his appointment as chair of the Audit Committee and future service on the Board. Each of these restricted stock awards was granted under the terms of the Dream Finders Homes, Inc. 2021 Equity Incentive Plan (our “2021 Equity Incentive Plan”) and will vest in three equal annual installments measured from January 21, 2021 (the date of our IPO), subject to such director’s continued service on the Board.

Our Compensation Committee is responsible for evaluating and approving compensation for our non-employee directors. For 2021, our Compensation Committee has approved the following compensation for our non-employee directors:
•	an annual cash retainer of $50,000; and
•	an annual restricted stock award granted under our 2021 Equity Incentive Plan with an aggregate fair market value of approximately $50,000 on the date of grant.
We also reimburse our directors for reasonable out-of-pocket expenses incurred for travel in connection with attendance in-person at Board or committee meetings.
Director Compensation
The non-employee managers of our predecessor, DFH LLC, received no compensation for their service in 2020 relating to our IPO other than reimbursement for travel expenses and meals for attending Board meetings. Ms. Parekh and Mr. Walton were not members of the board of managers of our predecessor, DFH LLC. Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, received no additional compensation for serving on the Board, and his 2020 compensation is disclosed under “Executive Compensation” below.
STOCK OWNERSHIP POLICY FOR NON-EMPLOYEE DIRECTORS
In order to evidence the financial alignment of the Company’s directors with the interest of the Company’s stockholders, the Board has established a stock ownership policy for non-employee directors. Under these guidelines, each director is required to own shares of our common stock that have a fair market value (determined as of each annual meeting of the Company’s stockholders) equal to five times the annual cash retainer paid to the applicable independent director, and each director shall have five years from his or her initial appointment or election to the Board within which to satisfy the foregoing stock ownership policy. Once our Class A common stock has been listed for a full year, we will determine the director share ownership requirement based on the average monthly closing stock price of our Class A common stock.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves, or in the past has served, as a member of the board or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company. Information regarding certain related party transactions involving Mr. Lovett, our director and member of the Compensation Committee, is contained in our Certain Relationships and Related Party Transactions section below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Transactions with Related Persons
The Board has adopted the Dream Finders Homes, Inc. Related Party Transaction Policy (the “Related Party Transaction Policy”), which provides that our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, any member of our Audit Committee who is a related person with respect to a transaction under review is not permitted to participate in the deliberations or vote on approval or ratification of such transaction. Any request for us to enter into a transaction with an executive officer, director or holder of more than 5% of any class of our voting securities, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Notwithstanding the foregoing, as further discussed below, the Related Party Transaction Policy provides that we may enter into land acquisition and/or financing transactions with DF Capital, any funds managed by DF Capital and any other joint venture that meets the preapproved transaction criteria established from time to time by our Audit Committee and that such transaction shall be deemed to have been approved by our Audit Committee. If any proposed transaction involving the Company, on the one hand, and DF Capital or any funds managed by DF Capital, on the other hand, does not meet the preapproved transaction criteria established by our Audit Committee, then our Audit Committee would be required to review such transaction as required by the Related Party Transaction Policy.
DF Capital
The Company has a 49% ownership interest in DF Capital, an investment manager focused on investments in land banks and land development joint ventures to deliver finished lots to the Company and other homebuilders for the construction of new homes. Certain of the Company’s directors, officers and employees have invested in certain of the funds managed by DF Capital. Management and the Board believe that the Company’s relationship with DF Capital allows the Company to act quickly as lot acquisition opportunities are presented and, therefore, put in place a mechanism to preapprove certain related-party transactions involving DF Capital, any of the funds that it manages or any DF Capital affiliated entity (collectively, the “DF Capital Entities”).
At least quarterly, the Company’s General Counsel provides our Audit Committee with a list of current transactions involving the Company, on the one hand, and any DF Capital Entity, on the other hand. The list sets forth all investments and commitments in any DF Capital Entity made by any of the Company’s directors, officers and employees.
So long as a new related-party transaction involving any DF Capital Entity meets the criteria set forth below (the “DF Capital Transaction Criteria”), it is deemed to have been approved by our Audit Committee. If any related-party transaction involving any DF Capital Entity does not meet the criteria set forth below, such related-party transaction will require approval under the Related Party Transaction Policy as set forth above.
DF Capital Transaction Criteria
Lot Deposit Amount	Lot Option Fees
Up to 20% of the total transaction price of all lots.	Up to 15% paid currently or 20% accrued and paid at lot purchase.
Our Audit Committee periodically reviews the DF Capital Transaction Criteria to confirm that such criteria are consistent with comparable land bank financing transactions with or involving unaffiliated third parties.
Related Party Transactions
DF Residential I, LP and DF Capital Management, LLC
DF Homes LLC, our primary operating subsidiary, has entered into joint ventures and land bank projects with DF Residential I, LP (“Fund I”). The Company owns 49% of the membership interests in DF Capital, the investment manager of Fund I, and Christopher Butler, a non-affiliated third party, serves as the managing member and owns the remaining 51% of the membership interests in DF Capital.
The general partner of Fund I is DF Management GP, LLC (“DF Management”), for which Mr. Butler is the managing member. DF Homes LLC is one of four members of DF Management with a 26.13% membership interest and an 85% carried interest. Mr. Lovett, one of our directors, has invested $0.5 million in DF Management and holds a 32.26% membership interest and a 5% carried interest therein. For Fund I investments sourced by Mr. Butler, however, DF Homes LLC’s carried interest decreases to 80%.
Mr. Moyer, our Senior Vice President and Chief Financial Officer, has invested $0.2 million in Fund I as a limited partner and holds a 0.54% limited partnership interest therein. Mr. Lovett, one of our directors, has invested $0.5 million in Fund I through his investment in DF Management and holds a 1.36% limited partnership interest in Fund I. Through its investment in DF Management, DF Homes LLC has invested $0.4 million in Fund I and holds a 1.09% limited partnership interest therein.
As of December 31, 2020, Fund I was our partner in seven active joint ventures and was the managing member of each such joint venture. In each of our joint ventures with Fund I, we own 52.5% of the joint venture and profits are allocated based on a preferred return structure, return of capital and then ownership units of the joint venture. During the year ended December 31, 2020, our joint ventures with Fund I had 201 lot transfers to DF Homes LLC and 159 home closings, resulting in approximately $3.3 million of net income. Our investment balance as of December 31, 2020 in our joint ventures with Fund I was $1.3 million.
As of December 31, 2020, Fund I provided land bank financing for four land bank projects. The lot deposit balance as of December 31, 2020 in these land bank projects was $0.9 million. During the year ended December 31, 2020, we purchased 191 lots from these projects for $17.1 million. In addition, we paid lot options fees relating to these projects of $2.5 million for the year ended December 31, 2020.
We will seek a land bank partner for any transaction approved by our Land Acquisition Committee that requires financing above a deposit meeting our internal model. We typically provide DF Capital with the opportunity to have either Fund I or one of the other funds it manages to participate in such transactions. As of December 31, 2020, we controlled 1,500 lots through DF Capital managed funds, representing 6.7% of our total owned and controlled lots.
Since Fund I became fully committed in early 2019, DF Capital has agreed to provide land bank financing for a total of eight of projects. Mr. Moran, our Senior Vice President and Chief Operations Officer, has invested $0.2 million in one of these funds managed by DF Capital and holds a 16.29% limited partnership interest therein. As of December 31, 2020, funds managed by DF Capital (other than Fund I) controlled an additional 595 lots. During the year ended December 31, 2020, we purchased 140 of these lots for $10.3 million and the outstanding lot deposit balance in relation to these projects was $6.1 million. In addition, we paid lot options fees related to these transactions of $0.8 million for the year ended December 31, 2020.
DF Residential II, LP
DF Residential II, LP, a Delaware limited partnership (“Fund II”), launched on March 11, 2021. DF Management GP II, LLC, a Florida limited liability company (“DF Management II”), will serve as the general partner of Fund II. DF Management II has raised approximately $138 million capital commitments to date for Fund II and will remain open for a period of six months, seeking to raise a total of at least $200 million in capital commitments. DF Capital is the investment manager of Fund II.
The Company has invested $3.0 million in Fund II as a limited partner and indirectly owns 72% of the membership interests in DF Management II and receives 72% of the economic interests. DF Management II is controlled by unaffiliated parties. The Company’s investment commitment in Fund II is of $3.0 million or 1.5% of the total expected commitment of Fund II.

As of March 29, 2021, certain directors, executive officers and other officers have made investment commitments as limited partners in Fund II in an aggregate amount of $30.9 million, or 15.5% of the total expected commitment of Fund II. The individual investments exceeding $120,000 are as follows:
Name	CommitmentAmount ($)
Patrick O. Zalupski	25,000,000
W. Radford Lovett II	5,000,000
J. Douglas Moran	500,000
Pre-Fund I Joint Ventures
Prior to the formation of Fund I, we entered into five joint ventures relating to land development, land acquisition and other homebuilding activities with DFH Investors, LLC, a company controlled by one of our directors, Mr. Lovett. Mr. Lovett was the managing partner of each of these joint ventures. Messrs. Lovett and Walton, two of our directors, and Mr. Moran, our Senior Vice President and Chief Operations Officer, invested $1.5 million, $1.5 million and $0.2 million, respectively, in these joint ventures.
As of December 31, 2020, these joint ventures had sold and delivered all homes to end home customers. In each of these joint ventures, we owned between 53.6% and 63.6% of the joint venture and profits, and we earned an overhead fee prior to the computation of the joint ventures profits. During the year ended December 31, 2020, these joint ventures collectively had 16 lot transfers to DF Homes LLC and 43 home closings, resulting in $2.1 million of net income. Our investment balance as of December 31, 2020 in these joint ventures was $0.3 million.
Prior to the formation of Fund I, we also entered into one joint venture with MOF II, DF Homes LLC and MCC Investment Holdings LLC (both controlled by Medley Capital Corporation), the holders of all of the Series B preferred units of our predecessor, DFH LLC (collectively, the “Series B Investors”). As of December 31, 2020, this joint venture was still operating and held 20 lots. We own 62.5% of this joint venture and receive pro rata profits and an overhead fee. During the year ended December 31, 2020, this joint venture had 66 lot transfers to DF Homes LLC and 54 home closings, resulting in $2.8 million of net income. Our investment balance as of December 31, 2020 in this joint venture was $3.8 million.
Guarantees
As of December 31, 2020, we had two outstanding guarantees in relation to debt agreements entered into by certain of our joint ventures. DFH LLC and DF Capital, individually and collectively, guaranty an $18.0 million loan agreement in favor of The Värde Private Debt Opportunities Fund (Onshore), L.P. (“Varde Capital”), the previous holder of all of the Series C preferred units of DFH LLC that were redeemed on January 27, 2021, whose borrowers are DFC Seminole Crossing, LLC, DFC East Village, LLC and DFC Sterling Ranch, LLC. These entities are joint ventures between us and Fund I. In addition, we have provided a guaranty in favor of Flagstar Bank in connection with a loan of $5.7 million, whose borrower is DFC Seminole Crossing, LLC. DFC Seminole Crossing, LLC is a joint venture between us and Fund I.
In addition, prior to January 25, 2021, DFH LLC and Mr. Zalupski generally guaranteed any debt agreements entered into by DF Homes LLC and its joint ventures.
Series B Loan
In September 2013, the Series B Investors issued a collateralized loan to us for the purposes of land acquisition and development. The loan carried monthly interest at an annual rate of 10%. In March 2020, the outstanding loan balance plus accrued interest of $4.7 million was paid in full. In connection with the loan payoff, Medley Capital Corporation released back to us reserve funds in the amount of $0.5 million.
Home Sale to Family Member
During the year ended December 31, 2020, the brother of Mr. Zalupski purchased one of our custom homes. The sales price of this home was generally in line with the sales prices of similar homes in the community in which such home is located, less a discount for a realtor commission that was not required to be paid since no real estate broker was involved in the transaction.

CONTACTING THE BOARD
Any stockholder or any other interested party who wishes to communicate directly with (i) the Board or (ii) the non-management directors as a group may do so by sending correspondence to the following address: Dream Finders Homes, Inc., 14701 Philips Highway, Suite 300, Jacksonville, Florida 32256, Attn: Corporate Secretary. The Company will forward any such communication to the intended recipients, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 19, 2021, by (i) each of our directors and NEOs, individually and as a group, and (ii) each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
5% Stockholders:	Number	%	Number	%	Number	%
Patrick O. Zalupski(3)(4)	—	0%	60,687,691	100%	182,063,073	84.9%
Boston Omaha Corporation(5)	4,801,099	14.8%	—	0%	4,801,099	2.2%
W. Radford Lovett II(11)(12)	5,069,729	15.6%	—	0%	5,069,729	*%
Directors and Named Executive Officers:
Patrick O. Zalupski(3)(4)	—	0%	60,687,691	100%	182,063,073	84.9%
J. Douglas Moran(6)	887,605	2.7%	—	0%	887,605	*%
Rick A. Moyer(7)(8)	972,323	3.0%	—	0%	972,323	*%
William H. Walton, III(9)(10)	2,536,787	7.8%	—	0%	2,536,787	1.2%
W. Radford Lovett II(11)(12)	5,069,729	15.6%	—	0%	5,069,729	2.4%
Justin W. Udelhofen(13)	86,538	*%	—	0%	86,538	*%
Megha H. Parekh(14)	5,846	*%	—	0%	5,846	*%
Directors and executive officers as a group (7 persons)	9,558,828	29.5%	60,687,691	100%	191,621,901	89.3%
*	Less than 1%.
(1)
Subject to the terms of our Certificate of Incorporation and our Bylaws, our Class B common stock is convertible at any time by the holder into shares of our Class A common stock on a share-for-share basis. The table above does not reflect shares of our Class A common stock issuable upon conversion of our Class B common stock.

(2)
Each holder of our Class A common stock shall be entitled to one vote per share of our Class A common stock, and each holder of our Class B common stock shall be entitled to three votes per share of our Class B common stock. Holders of our Class A common stock and our Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law, our Certificate of Incorporation or our Bylaws. Represents percentage of voting power of our Class A common stock and our Class B common stock, voting together as a single class, reflecting (i) all shares of our Class A common stock held by such holder and (ii) all shares of our Class B common stock held by such holder. The table above does not reflect voting power of shares of our Class A common stock issuable upon conversion of our Class B common stock.

(3)
Includes 596,158 shares of our Class B common stock held by POZ Holdings, Inc., an entity Mr. Zalupski controls. The address for POZ Holdings, Inc. is 14701 Philips Highway, Suite 300, Jacksonville, FL 32256.

(4)
Includes 461,538 shares of our Class B common stock granted to Mr. Zalupski on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class B common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(5)
Based solely on Schedule 13G filed with the SEC on January 29, 2021 by Boston Omaha Corporation, consists of (i) 4,681,099 shares of our Class A common stock held by BOC DFH, LLC, a wholly-owned subsidiary of Boston Omaha Corporation, and (ii) 120,000 shares of our Class A common stock held by United Casualty & Surety Insurance Company, an indirect wholly-owned subsidiary of Boston Omaha Corporation. The address of Boston Omaha Corporation is 1411 Harney St., Suite 200, Omaha, NE 68102.

(6)
Includes 72,115 shares of our Class A common stock granted to Mr. Moran on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(7)	Includes 139,650 shares of our Class A common stock owned directly by Equity Trust Company Custodian FAO, Rick Moyer, a self-directed IRA.
(8)
Includes 38,462 shares of our Class A common stock granted to Mr. Moyer on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(9)
Consists of (i) 633,235 shares of our Class A common stock owned directly by William H. Walton, III Living Trust, u/a dated 6/6/2014, of which Mr. Walton is the sole trustee, and (ii) 1,899,706 shares of our Class A common owned directly by The Theodora D. and William H. Walton, III Irrevocable Trust, of which Mr. Walton’s brother is one of three trustees.

(10)
Includes 3,846 shares of our Class A common stock granted to Mr. Walton on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(11)	Consists of 5,065,883 shares of our Class A common stock owned directly by the W. Radford Lovett II GST Exempt Trust u/a dated 12/28/2004, of which Mr. Lovett is the sole trustee.
(12)
Includes 3,846 shares of our Class A common stock granted to Mr. Lovett on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(13)
Includes 11,538 shares of our Class A common stock granted to Mr. Udelhofen on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

(14)
Includes 3,846 shares of our Class A common stock granted to Ms. Parekh on January 29, 2021 pursuant to a restricted stock award. Such shares of our Class A common stock will vest in three equal annual installments beginning on January 21, 2022 and each anniversary thereof.

Additionally, our director Mr. Lovett, his brother Philip Lovett, and The William H. Walton Living Trust U/A Dated 6/6/2014, for which our director Mr. Walton is the sole trustee, each hold interests in certain of our subsidiaries as follows: DFH Amelia, LLC (each hold a 9.28% interest); DFH Clover, LLC (each hold a 3.86% interest); DFH Leyden, LLC (each hold an 8.33% interest); DFH Leyden 2, LLC (each hold a 7.15% interest); and DCE DFH JV, LLC (each hold a 5.80% interest).
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act (“Section 16(a)”) requires our officers, directors and persons who own more than 10% of our Class A common stock to file reports of ownership and changes in ownership with the SEC. These officers, directors and persons who own more than 10% of our Class A common stock are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. The Company did not become subject to Section 16(a) requirements until the listing of our Class A common stock on NASDAQ on January 20, 2021, and, accordingly, we were not required to file any Forms 3, 4 or 5 for the year ended December 31, 2020. Since we became subject to Section 16(a) requirements on January 20, 2021, based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that its officers, directors and persons who own more than 10% of our Class A common stock complied with all applicable Section 16(a) filing requirements except as follows: W. Radford Lovett II, William H. Walton, III and Lorena Anabel Fernandez each filed their initial Form 3 report late due to a delay in their receipt of the required Edgar access codes.
ANTI-HEDGING AND INSIDER TRADING POLICY
Our directors, executive officers and employees are required to comply with the Dream Finders Homes, Inc. Insider Trading Policy (our “Insider Trading Policy”) and may not use any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease of any of our securities or enter into any form of hedging or monetization transaction involving any of our securities. Securities are defined in our Insider Trading Policy to include shares of our Class A common stock, Class B common stock, preferred stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based stock units, debt securities and any other type of securities or equity interests that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Under our Insider Trading Policy, our directors, officers and employees can pledge shares of our common stock as collateral for a loan or hold shares of our common stock in a margin account if the director, officer or employee obtains pre-clearance from the designated compliance officer.

EXECUTIVE OFFICERS
Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning Mr. Zalupski, our President, Chief Executive Officer and Chairman of the Board, may be found above in the section entitled “Proposal 1—Election of Directors.”
Name	Age	Position
Patrick O. Zalupski	40	President, Chief Executive Officer and Chairman of the Board
Rick A. Moyer	42	Senior Vice President and Chief Financial Officer
J. Douglas Moran	49	Senior Vice President and Chief Operations Officer
Rick A. Moyer. Mr. Moyer has served as our Senior Vice President and Chief Financial Officer since our formation in September 2020 and as the Chief Financial Officer of DFH LLC, since June 2017. Mr. Moyer oversees all accounting, finance and treasury functions, including capital planning, forecasting and budgeting, and holds ultimate review and approval authority over the financial statements. Mr. Moyer joined Dream Finders after serving as the Managing Partner of PwC, a global provider of assurance, tax and consulting services, in Jacksonville, Florida from 2012 to June 2017, where he worked with companies across various industry verticals, including banking, technology, sports & leisure, real estate and health insurance. Mr. Moyer joined PwC in 2000, working in the audit and consulting practices. During his tenure at PwC, Mr. Moyer spent time in the firm’s national office, specializing in PCAOB and SEC Compliance, Derivatives and Securitizations, and, from 2007 to 2011, he co-founded and led the PwC Banking Mergers and Acquisitions practice, which specialized in assisting clients acquire banks from the Federal Deposit Insurance Corporation. Mr. Moyer has previously served on the board of directors for the Jacksonville Museum of Science and History, the Jacksonville Symphony and The Florida Institute of CPAs. He is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.
J. Douglas Moran. Mr. Moran has served as our Senior Vice President and Chief Operations Officer since our formation in September 2020 and has served as the Chief Operations Officer of DFH LLC since January 2017. He joined Dream Finders as the Division President in Northeast Florida in August 2015 while also overseeing the management and growth of our business in other markets. Mr. Moran is responsible for sales, marketing, land acquisition and development, home construction, operations and purchasing. Under his direction, we have grown from closing 500 homes per year to over 3,000 homes per year, expanding into multiple new markets across the United States, including the Washington D.C. metropolitan area and Hilton Head, South Carolina through our successful acquisition of Village Park Homes, LLC in May 2019. Mr. Moran has over 20 years of broad industry experience in all aspects of operating a real estate company, including as an executive with publicly traded homebuilders, and has overseen the construction of over 15,000 homes throughout his career. He previously worked at Richmond American Homes (“RAH”), a subsidiary of M.D.C. Holdings, Inc. (NYSE: MDC), from 2012 to 2015, where he served as Regional President for Florida. Prior to joining RAH, Mr. Moran worked at KB Home (NYSE: KBH) from 2007 to 2012, where he served as DC Metro Division President. Prior to joining KB Home, Mr. Moran served his first of two stints at RAH from 1997 to 2007, where he joined as a member of the Mergers & Acquisitions team that acquired two homebuilders in Florida, before ascending the ranks to become RAH’s Southeast Regional Division President.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we provide an overview of our executive compensation program and describe the material components of our executive compensation program for our 2020 NEOs, whose compensation is set forth in the Summary Executive Compensation Table and other compensation tables contained in this Proxy Statement. Our NEOs for 2020 were:
•	Patrick O. Zalupski, our President, Chief Executive Officer and Chairman of the Board;
•	Rick A. Moyer, our Senior Vice President and Chief Financial Officer; and
•	J. Douglas Moran, our Senior Vice President and Chief Operations Officer.
Executive Summary
Overview
We are one of the nation’s fastest growing private homebuilders by revenue and home closings since 2014, which we attribute to our asset-light acquisition strategy, exemplary customer service and our proven expertise in understanding the design needs of our homebuyer. Our long-term success depends on our ability to attract, engage, incentivize and retain highly talented individuals who possess the expertise necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.
To support these objectives and deliver strong execution, we strive to provide an executive compensation program that attracts and retains talented and qualified senior executives to manage and lead our business and motivates them to pursue and achieve our business objectives. For this purpose, we have historically used a mix of compensation elements including base salary, annual cash bonuses and profit sharing or special purposes bonuses, long-term equity incentives, and benefits, to incentivize our NEOs.
2020 Business Highlights
Calendar year 2020 was a year of exceptional growth, both through organic expansion and acquisitions and successful integration of two other homebuilders. Our team of senior executives have been, and continue to be, instrumental in our strategic growth.
We achieved the following key financial and business results as of and for the year ended December 31, 2020, as compared to the year ended December 31, 2019:
•	Pre-tax income for 2020 was $79.1 million, an increase of 101.8% when compared to the $39.2 million generated in 2019.
•
Return on participating equity for 2020 was an industry leading 47.0%, a reflection of the Company’s prudent capital allocation business model, assuming a projected 25% federal and state blended tax rate.

•	Total revenues grew to $1.1 billion, an increase of 52.3% when compared to the $744.3 million in 2019.
•	Gross margin as a percentage of homes sales revenues was 14.6%, an increase of 130 bps when compared to the 2019 gross margin percentage of 13.3%.
•
Net profit margin as a percentage of total revenues was 7.0%, an increase of 170 bps when compared to the 2019 net profit margin percentage of 5.3%. The Company’s net profit margin increased more rapidly than its gross margin as the Company begins to realize scale and efficiencies.

•
Net new orders increased to 4,186 homes, an increase of 95.7% over the 2,139 received in 2019. This increase was driven by increases in active communities and in the average monthly sales per community.

•	Home closings were 3,154 homes, an increase of 54.0% over the 2,048 home closings in 2019
•
Jet HomeLoans, LLC, our mortgage banking joint venture (“Jet”) originated and funded 1,961 home loans with an aggregate principal amount of approximately $564 million, resulting in net income to the Company of approximately $8.0 million. In 2019, Jet originated 1,606 home loans with an aggregate principal of approximately $436 million, resulting in net income to the Company of $2.2 million

Our achievements in 2020 also included:
•
Completed our second acquisition in 18 months with the acquisition of H&H Constructors of Fayetteville, LLC in October 2020, expanding our business into the Charlotte and Raleigh, North Carolina markets.

•	Negotiated and signed an agreement to acquire Century Homes Florida, LLC, a leading builder of homes in Orlando, Florida, in November 2020.
•	Climbed the ranks to become the nation’s 35th largest private homebuilder on Professional Builder’s 2020 Housing Giants list based on 2019 revenues (up from 38 in 2019).
•	Launched our “Stay Home & Buy a Home” program in April 2020 as a means for customers to safely and efficiently purchase a new home without leaving their current home in light of COVID-19.
•
Obtained a $100 million land bank facility from Varde Capital, a leading global alternative investment adviser. The capital will be used to acquire land in Florida and Colorado, with a focus on Jacksonville, Orlando and Denver, to be developed into residential lots by the Company.

Our Executive Compensation Practices
Philosophy and Context of Our Executive Compensation Program
Our executive compensation program has been designed to motivate, reward, attract and retain the talent necessary to ensure our continued success as the Company evolves. The program seeks to align executive compensation with our short- and long-term objectives, business strategy, financial performance and long-term value creation for our stockholders.
Pre-IPO Executive Pay Strategy
Prior to our IPO in January 2021, our pay practices reflect our previous status as a privately-held company. Specifically:
•	Base salaries were set based on individual negotiations with our executives, and were set at or below competitive market levels for many of our executives;
•	Annual bonus awards were based on a discretionary evaluation of company and individual performance, with no specific target;
•	Special bonus arrangements with certain executives were structured as profit sharing arrangements tied to a specific division; and
•	Long-term incentive compensation was heavily oriented toward one-time new hire equity awards, which became fully vested in connection with our corporate reorganization and IPO.
Post-IPO Evolution of Our Pay Practices
In connection with our IPO, our overall executive pay strategy began to shift in early 2021 to better align with competitive market practices for a publicly traded company, while maintaining a significant emphasis on equity awards. In connection with this shift in our executive pay strategy:
•	We increased base salaries in light of market practices and to reflect both individual merit and internal parity considerations;
•	We paid certain IPO-related bonuses and will pay certain future bonuses in the form of equity awards that contain a three-year time-based vesting schedule as a retention mechanism; and
•	We are transitioning away from a profit sharing model for certain executives and toward an incentive structure that will consider competitive market practices.

Compensation Governance Practices
In addition to these compensation practices, we are dedicated to the highest standards of good governance for our executive compensation plans, and we are in the process of establishing our governance framework for executive pay.
What We Do		What We Don’t Do
✔	Annual Compensation Review. Post-IPO, the Compensation Committee will conduct an annual review of compensation for our NEOs and a review of compensation-related risks.	✘	No “Single Trigger” Change of Control Arrangements. No change of control payments or benefits are triggered simply by the occurrence of a change of control.
✔	Compensation At-Risk. A significant portion of our NEO’s compensation is subject to variable pay arrangements that are determined by the Compensation Committee in connection with our performance.	✘
No Tax “Gross Ups.” We do not provide any tax reimbursement payments (including “gross ups”) on any tax liability that our NEOs might owe, including as a result of the application of Sections 280G and 4999 of the Code.

✔	Multi-Year Vesting Requirements. Time-based restricted stock awards granted to our NEOs generally vest over three years.	✘	No Special Executive Benefit Plans. Our NEOs participate in the same company-sponsored benefit programs as our other full time, salaried employees.
✔	Rigorous Share Ownership Guidelines. We have established minimum share ownership requirements of 5x base salary for our Chief Executive Officer and 3x base salary for our other NEOs.	✘	No Hedging. We have a policy that restricts employees from hedging our securities.
✔	Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.
Compensation Decision-making Process
Role of the Compensation Committee
We formed the Compensation Committee of our Board of Directors in January 2021 in connection with our corporate reorganization and IPO. Prior to our becoming a public company, we did not have a compensation committee, and all significant decisions relating to the compensation of the executive officers of DFH LLC (other than our Chief Executive Officer), were reviewed and approved by our Chief Executive Officer in consultation with Mr. Lovett, the chair of our Compensation Committee and former member of the board of managers of DFH LLC. Compensation decisions for our Chief Executive Officer were made by the full board of managers of DFH LLC.
Since becoming a public company, our Compensation Committee is responsible for setting and overseeing our executive compensation policies and programs, and for determining the compensation of our executives, including our NEOs. Our Compensation Committee also administers our 2021 Equity Incentive Plan.
Role of Management
Following our IPO, we anticipate that our Chief Executive Officer and other members of management may provide information, data, analysis, updates and compensation recommendations to our Compensation Committee. Specifically, we anticipate that our Chief Executive Officer will make recommendations to our Compensation Committee on compensation arrangements for executives (other than for himself), as well as the design of all material compensation and benefit plans.
Role of Compensation Consultant
In anticipation of our IPO, the board of managers of DFH LLC retained Compensation Advisory Partners (“CAP”) in September 2020 to assist it by providing information, analysis and other advice relating to our executive compensation program. In 2020, CAP provided the following services:
•	consulting with Mr. Lovett as the designated board member between board meetings;
•	providing competitive market data for our NEO positions;

•	advising on market practices for compensation of founder CEOs with significant ownership; and
•	reviewing incentive plan design features and market practices for equity plan pool size.
CAP did not provide any services to us other than the consulting services to the board of managers of DFH LLC. Following our IPO, the Compensation Committee may choose to engage an external compensation consultant from time to time to assist it in evaluating the effectiveness of our executive compensation program.
Competitive Considerations
Historically, our decisions relating to executive compensation have not been based on comparative peer data or specific benchmarks, and the compensation of our NEOs for 2020 was not based on comparative peer data or specific benchmarks.
In September 2020 with the assistance of CAP, the board of managers of DFH LLC reviewed and considered the compensation levels and practices of a group of comparable homebuilding companies within a reasonable size range as compared to our company. The peer companies that our Board of Directors considered consisted of the following:
Homebuilding Peer Group
Beazer Homes USA	Hovnarian Enterprises	Skyline Champion
Cavco Industries	LGI Homes	The New Home Company
Century Communities	M.D.C Holdings	TRI Pointe Group
Green Brick Partners	M/I Homes
In addition, CAP collected market data from nationally recognized compensation surveys for general industry companies with revenues between $1 billion and $3 billion.
The purpose of the comparison was to gain an additional point of reference, but was just one of several analytic tools that were used in making pre-IPO compensation decisions. The board of managers of DFH LLC did not target any specific positioning or percentile, or utilize a formulaic approach in designing our overall executive compensation packages. Rather, the board of managers of DFH LLC considered the comparative peer data together with a number of factors, including individual negotiations, informal market practices, company and individual performance and internal parity, when making compensation decisions for 2021, without placing any particular weight on any one factor.
2020 Executive Compensation Program in Detail
We believe our executive compensation program emphasizes variable pay and promotes long-term stockholder value, but as described above, our Compensation Committee does not target a particular pay mix. Our Compensation Committee endeavors to balance pay for performance objectives with retention considerations so that, even during a temporary downturn in the economy and the homebuilding industry, the program continues to ensure that qualified, successful, performance-driven employees stay committed to increasing our long-term value. Furthermore, to attract and retain highly skilled management, our executive compensation program must remain competitive with those of comparable employers who compete with us for talent.
The following is a summary of the elements of our compensation arrangements paid to our NEOs for 2020.

Base Salary
We pay our NEOs an annual base salary to provide them with a fixed and stable level of pay that compensates them for their scope of responsibility, skill level and performance. As a private company, base salaries for our executive officers (other than for our Chief Executive Officer, as co-founder of the Company) were established as the result of arm’s-length negotiation with the individual at the time of hiring. Base salaries are generally reviewed annually and may be adjusted depending on an NEO’s job responsibilities and performance, as well as taking Company growth, total pay mix and internal parity into consideration. Base salary changes for 2020 were as follows:
Name	2020 ($)	2019 ($)	% Change
Patrick O. Zalupski	450,000	375,000	21.3
Rick A. Moyer	450,000	400,000	12.5
J. Douglas Moran	350,000	300,000	16.7
Short-Term Incentive—Annual Cash Bonus
Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on the Company’s performance (or for years preceding our IPO, DF Homes, LLC’s performance) as well as the individual’s performance. Historically we have not set target annual bonus opportunities at any particular percentage of total compensation or base salary, nor have we set formal predetermined performance goals at the beginning of the year, instead providing management and our Compensation Committee with maximum flexibility to determine annual variable compensation based largely on subjective, qualitative factors rather than on a quantitative basis.
For 2020, Messrs. Zalupski and Moyer were eligible to receive discretionary annual cash bonuses equal to $4.0 million and $500,000, respectively, for their performance on behalf of DF Homes LLC. Mr. Moran was not eligible to receive a discretionary annual cash bonus for 2020 because of his separate profit sharing bonus arrangement.
Profit Sharing Bonus
We have historically provided variable performance-based pay to Mr. Moran, our Chief Operations Officer, in the form of an annual profit sharing bonus tied to the yearly pre-tax net profits of DFH LLC. Mr. Moran’s profit sharing bonus opportunity has historically represented 2.5% of the yearly pre-tax net profits of DFH LLC, and has been paid in cash in three annual tranches as follows: 75% following the close of the relevant fiscal year, 15% in the second year following the relevant fiscal year, and 10% in the third year following the relevant fiscal year. We designed this profit sharing bonus structure to incentivize and reward Mr. Moran in driving the Company’s growth.
In connection with becoming a public company and in light of our exceptional growth, we are in the process of transitioning away from this profit sharing structure and toward a more flexible model that is also more aligned with long-term value creation for our stockholders. Accordingly, for fiscal 2020, Mr. Moran’s profit sharing bonus of $1,875,000 was paid 50% in cash, and 50% in the form of a restricted stock award that vests in three equal annual tranches measured from the date of our IPO. Additional changes in the structure of this bonus arrangement are summarized below under the heading “Executive Employment Agreements—Special Bonus Rights.”
Long-Term Incentive—Equity Awards
Historically, we have not made regular equity awards to our NEOs. Our practice as a private and rapidly-growing company was to grant equity awards in the form of one-time, new hire grants with an extended vesting schedule (generally five years) to certain newly-hired executive officers in order to effectively align the interests of our executive officers with our long-term growth objectives. These new hire equity awards were not determined based on a specific formula, but rather based on individual negotiations and the judgment of our Chief Executive Officer and the other members of the board of managers of DFH LLC regarding the appropriate level of compensation.
Our IPO constituted a “Liquidity Event” under the equity awards granted by DFH LLC to Messrs. Moran and Moyer in connection with their hire, and the vesting of such awards fully accelerated in connection with the IPO. Accordingly, we anticipate that annual equity awards may form a component of our compensation structure for executives going forward in order to more effectively align the interests of executive officers and our stockholders and ensure appropriate and retention long-term incentive arrangements remain in place.

No equity awards were made during 2020. However, as noted below under the heading “Executive Employment Agreements—Special Bonus Rights”, following our IPO we granted restricted stock awards to each of our NEOs from our newly adopted 2021 Equity Incentive Plan. In the case of Messrs. Zalupski and Moyer, such awards were granted as special one-time bonuses in connection with our IPO, and in the case of Mr. Moran, his equity award was granted as part of his profit sharing bonus for 2020. All such awards provide for a three year vesting schedule.
Benefits
Our NEOs are generally entitled to the benefits generally available to full-time Company employees, including, without limitation: 401(k), disability, dental vision, group sickness, accident and/or health insurance programs of the Company as well as any other fringe benefit programs that may be established by the Company for which the NEOs are eligible. We believe many of these benefits are required to remain competitive with our competitors for executive talent.
We pay the premiums for key man life insurance for Mr. Zalupski. Senior executives, including the NEOs, are encouraged to occasionally have their spouses accompany them at business functions in connection with certain business meetings and other corporate-sponsored events, and the Company pays all expenses associated with their spouses’ travel to and attendance at these business-related functions.
Executive Employment Agreements
In connection with our IPO, we entered into new executive employment agreements in January 2021 with each of our NEOs. Each such agreement provides for “at-will” employment and contains customary confidentiality, invention assignment and non-competition and other restrictive covenants. In addition, such agreements provide for increased base salaries, certain special bonus rights and severance benefits as described below.
Base Salary Increases
Following our IPO, we increased the annual base salaries of our NEOs in order to provide salaries more in line with our new status as a public company, with such annual base salaries as follows: $850,000 for Mr. Zalupski, and $650,000 for Messrs. Moyer and Moran.
Special Bonus Rights
IPO Bonuses. As contemplated in the employment agreements with Messrs. Zalupski and Moyer, in January 2021, the Board and board of managers of DFH LLC approved the grant of restricted stock awards for each of Messrs. Zalupski and Moran in consideration of their substantial contributions leading to the successful completion of our IPO (the “IPO Bonus Awards”), effective on the date of our IPO. Mr. Zalupski’s IPO Bonus Award consisted of 461,538 shares of our Class B common stock, representing a target value of $6,000,000 based on our initial offering price of $13.00, and Mr. Moyer’s IPO Bonus Award covered 38,462 shares of our Class A common stock, representing a target value of $500,000 based on our initial offering price of $13.00 per share. Both of the IPO Bonus Awards vest in three equal annual installments measured from the date of our IPO.
Profit Sharing Bonus. Mr. Moran’s employment agreement provides that for 2021, he will be eligible for a fixed performance bonus with a target value of $3.5 million, the actual amount of which will be determined by the Compensation Committee in its sole discretion based on the achievement of predetermined performance goals, and which will also be paid 50% in cash and 50% in the form of a restricted stock award consisting of shares of our Class A common stock, which will vest in three equal annual installments. For 2022, Mr. Moran’s target bonus amount and bonus structure will be determined by the Compensation Committee following benchmarking against peer companies, and the actual bonus will be paid at least 40% in cash.
Weyerhauser Litigation Bonus. Mr. Moyer’s employment agreement also provides that he will be entitled to receive a special bonus in an aggregate amount of $500,000 related to our civil litigation against Weyerhaeuser NR Company (“Weyerhauser”) in the event that (a) either (i) the Court of Appeals of the State of Colorado upholds the District Court ruling in the such litigation, or (ii) we recover a settlement in such litigation, (b) the aggregate amount recovered by us is equal to or in excess of $15,000,000, and (c) Mr. Moyer remains employed by us as of the date of such payment by or on behalf of Weyerhaeuser. If earned, such litigation bonus will be payable as follows: (x) $250,000 will be payable in a lump sum cash payment, and (y) we will grant to Mr. Moyer a restricted stock award consisting of shares of our Class A common stock with a grant date fair market value of $250,000, which will vest in three equal annual installments.

Severance and Change in Control Benefits
Messrs. Zalupski’s and Moyer’s executive employment agreements provide for the payment of three months’ worth of Company-paid Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums as severance benefits in the event of an involuntary termination by us without cause.
Mr. Moran’s employment agreement provides that if we terminate Mr. Moran’s employment involuntarily without cause, he would be entitled to receive severance payments equal to 12 months’ worth of his then-current base salary as in effect at the time of such termination, plus 12 months’ worth of company-paid COBRA premiums. If we terminate Mr. Moran’s employment involuntarily without cause within the 24-month period following a change in control of the Company, Mr. Moran would be entitled to receive severance payments equal to two years’ then-current base salary as in effect at the time of such termination, plus 24 months’ worth of company-paid COBRA premiums.
All severance and change in control benefits are subject to execution by the executive officer of an effective general release of claims in our favor, and continued compliance with certain non-competition and other restrictive covenants.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act (the “TCJA”), beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to compensation paid to any individual who serves as the chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception to this limitation for qualified performance-based compensation (as was the case for periods prior to 2018). Thus, it is expected that any compensation deductions for any covered employee will be subject to a $1 million annual deduction limitation (other than for certain compensation that satisfies the requirements for grandfathering under the TCJA). The Compensation Committee considers the applicability of Section 162(m) of the Code in designing our compensation programs but also considers numerous factors that may in some cases lead to the payment of compensation that is not deductible as result of the application of Section 162(m) of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including restricted stock awards, options to purchase our equity securities, and other stock awards, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Stock Ownership Guidelines
Ownership of our common stock by our directors and executive officers is very important to align their interests with those of our stockholders. In January 2021, the Board adopted guidelines requiring that our executive officers acquire and continuously hold a specified minimum level of our common stock. For our executive officers, we express these requirements as a multiple of annual base salary. The minimum stock ownership requirements by level are as follows:
Stock Ownership Guidelines
Chief Executive Officer	5X Base Salary
Chief Operating Officer and Chief Financial Officer	3X Base Salary
Other Executive Officers	1X Base Salary
Upon the appointment or election of a new executive officer, such executive officer will be expected to reach full compliance with these requirements by the date that is five years after his or her appointment or election. Until the targeted ownership levels are attained, executive officers covered by this policy are required to retain at least 50% of the shares of our common stock acquired upon the vesting of share based awards.

Anti-Hedging Policy
We have an Insider Trading Policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. See “Anti-Hedging and Insider Trading Policy” for a discussion of our anti-hedging policy.
Compensation Risk Assessment
The Compensation Committee monitors the Company’s incentive and equity-based compensation plans for both executive and non-executive employees, and annually reviews the programs against the Company’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. As part of this evaluation, the Compensation Committee considers whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value. Based on a review by the nominees to our Compensation Committee in connection with our IPO, such directors determined that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. Radford Lovett II (Chair) Megha H. Parekh William H. Walton, III
The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information concerning compensation of NEOs as of December 31, 2020. Because we only have three “executive officers” as such term is defined in Rule 3b-7 of the Exchange Act, we only have three “named executive officers,” and the compensation for each is disclosed in the following table. The amounts shown below are discussed further under “Compensation Discussion and Analysis—2020 Executive Compensation Program in Detail.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Patrick O. Zalupski(2) President, Chief Executive Officer and Chairman of the Board	2020	450,000	4,000,000	—	96,813	4,546,813
	2019	375,000	0	—	159,980	534,980
	2018	350,000	0	—	120,651	470,651

Rick A. Moyer Senior Vice President and Chief Financial Officer	2020	450,000	500,000	—	12,856	962,856
	2019	400,000	400,000	—	9,800	809,800
	2018	400,000	400,000	0	6,500	806,500

J. Douglas Moran Senior Vice President and Chief Operating Officer	2020	350,000	—	1,875,000	11,958	2,236,958
	2019	300,000	—	1,015,450	9,800	1,325,250
	2018	275,000	—	428,654	6,617	710,271
(1)
Mr. Moran earned a profit sharing bonus for 2020, 2019 and 2018 in an amount equal to 2.5% of the yearly pre-tax net profits of DFH LLC, as provided in his prior employment agreement. Such profit sharing bonus amount in 2020 was paid 50% in cash and 50% in the form of a restricted stock award with a three-year vesting schedule, while such profit sharing bonus amount was paid in cash for 2019 and 2018.

(2)	Mr. Zalupski does not receive any additional compensation for serving as the Chairman of our Board.
(3)	Amounts reflected within the “All Other Compensation” column are comprised of the following amounts:
Name and Principal Position	Year	Employer Contributions to 401(k) Plan ($)	Key Man Life Insurance Premiums ($)	Reimbursements for Personal Expenses ($)	Total ($)
Patrick O. Zalupski	2020	11,112	20,701	65,000	96,813
	2019	9,800	23,978	126,202	159,980
	2018	6,617	18,884	95,150	120,651
Rick A. Moyer	2020	12,856	—	—	12,856
	2019	9,800	—	—	9,800
	2018	6,500	—	—	6,500
J. Douglas Moran	2020	11,958	—	—	11,958
	2019	9,800	—	—	9,800
	2018	6,617	—	—	6,617
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards made to NEOs during the year ended December 31, 2020.
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
J. Douglas Moran	Profit Sharing Bonus(1)	1/1/2020	—	1,875,000	—
(1)
Mr. Moran earned a profit sharing bonus in an amount equal to 2.5% of the yearly pre-tax net profits of DFH LLC, as provided in his prior employment agreement. The full amount of such profit sharing bonus is also included in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at December 31, 2020
	Stock Awards
Name	Number of units of stock that have not vested (#)(1)	Value of units of stock that have not vested ($)(2)
Rick A. Moyer	408.12162	610,549.94
J. Douglas Moran	404.040404	604,444.44
(1)
Messrs. Moran and Moyer held outstanding non-voting common units of DFH LLC as of December 31, 2020, which were granted under their respective membership interest grant agreements with DFH LLC in connection with their employment with DF Homes LLC. In connection with our IPO in January 2021, all of the outstanding non-voting common units of DFH LLC vested and were converted into shares of our Class A common stock.

(2)
There was no public market for the non-voting common units of DFH LLC. Amounts reported in this column were computed by multiplying the book value of the non-voting common units of DFH LLC as of December 31, 2020 ($1,496) by the number of outstanding non-voting common units of DFH LLC reported in the “Number of units of stock that have not vested” column.

Options Exercised and Stock Vested
The following table sets forth information with respect to the vesting of non-voting common units of DFH LLC held by NEOs during the year ended December 31, 2020.
	Stock Awards
Name	Number of units vested (#)	Value realized on vesting ($)(1)
Rick A. Moyer	204.06081	305,274.97
J. Douglas Moran	202.020202	302,222.22
(1)
There was no public market for the non-voting common units of DFH LLC. Amounts reported in this column were computed by multiplying the book value of the non-voting common units of DFH LLC as of December 31, 2020 ($1,496) by the number of non-voting common units of DFH LLC reported in the “Number of units vested” column.

Nonqualified Deferred Compensation
The following table sets forth information with respect to the deferred portions of Mr. Moran’s profit sharing bonus during the year ended December 31, 2020. Such deferred amounts do not earn interest.
Name	Executive contributions in last fiscal year ($)(1)	Aggregate withdrawals/ distributions ($)(2)	Aggregate balance at last fiscal year end ($)(3)
J. Douglas Moran	253,863	825,887	296,728
(1)
Represents 25% of Mr. Moran’s profit sharing bonus for the year ended December 31, 2019, which is subject to deferred payment under the terms provided under his prior employment agreement. The full amount of such profit sharing bonus is also included in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Represents deferred amounts paid to Mr. Moran in 2020 attributable to his 2018 and 2019 profit sharing bonuses.
(3)	Represents remaining deferred amounts as of December 31, 2020 attributable to Mr. Moran’s 2018 and 2019 profit sharing bonuses.
Potential Payments Upon Termination or Change in Control
The following table quantifies the amount of cash payments and the value of any equity acceleration and other benefits NEOs would have received in connection with certain terminations of employment or in connection with a change in control of DFH LLC as if such event had occurred on December 31, 2020. The benefits reflected in the table below are based on the prior employment agreements between the respective NEO and DFH LLC, and certain membership interest grant agreements covering awards of non-voting common units of DFH LLC. Mr. Zalupski was not entitled to receive any termination or change in control benefits under his prior employment agreement. Additional information regarding the prior and current employment agreements for NEOs and our 2021 Equity Incentive Plan is contained in our Compensation Discussion and Analysis under the headings “Executive Employment Agreements” and “Long-Term Incentive—Equity Awards.”

The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. Generally, in the event of a termination for “cause” or a resignation for any reason (other than retirement, in the case of Mr. Moran under his prior employment agreement), NEOs are entitled only to earned but unpaid salary, vested benefits under applicable benefit plans and reimbursement of business expenses. The amounts shown in the table below assume that all applicable contingencies, such as execution of a release of claims and continuing compliance with any restrictive covenants, as applicable, will be satisfied.
Name	Event	Salary ($)	Bonus ($)	Health/Welfare Benefits ($)	Other Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Rick A. Moyer(2)	Change in Control	—	—	—	—	610,549.94	610,549.94
J. Douglas Moran(3)	Involuntary Termination	350,000	—	—	—	—	—
	Change in Control	—	—	—	—	604,444.44	604,444.44
	Retirement(4)	—	—	—	296,728		296,728
(1)
Under the terms of their respective membership interest grant agreements, any unvested outstanding non-voting common units of DFH LLC held by Messrs. Moyer and Moran would fully accelerate on a “Liquidity Event,” which, as of December 31, 2020, is generally defined as a sale of all of DFH LLC’s assets, a merger or other transaction involving the transfer of at least a majority of economic rights or voting control to a third party, or the sale of common equity securities in an underwritten public offering. In addition, Mr. Moran’s prior employment agreement gave him the choice of receiving a transaction bonus upon a Liquidity Event equal to 10% of the net profits of DFH LLC’s Northeast Florida Division the twelve month period ending on the month prior to the Liquidity Event in lieu of retaining his vested non-voting common units of DFH LLC.

(2)
Mr. Moyer’s prior employment agreement provided that DFH LLC would pay any termination amounts in the form of a promissory note providing for quarterly payments of principal and interest over a 5-year term, accruing interest of 4% per annum.

(2)
Mr. Moran’s prior employment agreement provided that DFH LLC would pay any termination amounts in 12 equal monthly payments beginning on the later of 15 days following effective date of termination of the first day of the month following termination.

(4)
Mr. Moran’s prior employment agreement provided for accelerated payment of accrued, unpaid profit sharing bonuses on his “Retirement,” which was generally defined as a voluntary resignation after reaching age 65.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations for Director for the 2022 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in next year’s proxy materials related to the 2022 Annual Meeting pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices on or before December 30, 2021, or, if the date of the 2022 Annual Meeting has been changed by more than 30 days from the date of the anniversary of the 2021 Annual Meeting (i.e., June 15, 2022), then the deadline is a reasonable time before the Company begins to print and send its proxy materials related to the 2022 Annual Meeting. Stockholder proposals received after December 30, 2021 will be considered untimely under Rule 14a-8.
Stockholder proposals intended to be presented at the 2022 Annual Meeting must be submitted in accordance with the specific procedures and requirements set forth in Article II, Section 2 of our Bylaws, and any director nominations must be submitted in accordance with the specific procedures and requirements also set forth in Article II, Section 2 of our Bylaws. These procedures require that any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than February 15, 2022 and no later than March 17, 2022, in order to be considered.
In the event the date of the 2022 Annual Meeting is more than 30 days before or after June 15, 2022, any nominations or proposals must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day before the date of the 2022 Annual Meeting and not later than the 90th day prior to the 2022 Annual Meeting or the close of business on the 10th day following the day on which the first public disclosure of the date of the 2022 Annual Meeting was made.
As allowed under the rules of the Exchange Act, the persons named in the proxy for the 2022 Annual Meeting may use discretionary authority to vote with respect to any proposal not included in the Company’s proxy materials that is presented by a stockholder in person at the 2022 Annual Meeting if the stockholder making the proposal has not given timely notice of the proposal to the Company.
Householding
The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our Notice of Internet Availability with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.
Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability, or if you are receiving multiple copies of the Notice of Internet Availability and wish to receive only one, please notify your broker. Stockholders who currently receive multiple Notices of Internet Availability at their address and would like to request “householding” of their communication should contact their broker.
Other Matters
We do not know of any matters other than those stated above that are to be brought before the Annual Meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.
Obtaining Copies of the Company’s 2020 Annual Report
STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE 2020 ANNUAL REPORT BY SENDING A WRITTEN REQUEST FOR THE 2020 ANNUAL REPORT TO INVESTOR RELATIONS, DREAM FINDERS HOMES, INC., 14701 PHILIPS HIGHWAY, SUITE 300, JACKSONVILLE, FLORIDA 32256.
By Order of the Board of Directors
Dream Finders Homes, Inc.
Jacksonville, Florida
April 29, 2021

DREAM FINDERS HOMES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54007-P54670

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DREAM FINDERS HOMES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Patrick O. Zalupski	☐	☐	☐
1b. W. Radford Lovett II	☐	☐	☐
1c. Megha H. Parekh	☐	☐	☐
1d. Justin W. Udelhofen	☐	☐	☐
1e. William H. Walton, III	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	For	Against	Abstain
2. Ratification of the appointment of Pricewaterhouse-Coopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future stockholder votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D54008-P54670

Dream Finders Homes, Inc.
Annual Meeting of Stockholders
June 15, 2021 11:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Rick A. Moyer and Robert E. Riva, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Dream Finders Homes, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 15, 2021, at the Company's headquarters, 14701 Philips Highway, Suite 300, Jacksonville, Florida 32256, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side